Exhibit 99.1

FOR RELEASE

UNITIL SENIOR VICE PRESIDENT LAURENCE M. BROCK ANNOUNCES INTENTION TO RETIRE IN JULY 2021

HAMPTON, NH, March 11, 2021: Unitil Corporation (“Unitil” or the “Company”) (NYSE:UTL) (www.unitil.com) today announced the planned retirement of Laurence M. Brock, Senior Vice President, effective July 1, 2021, capping a remarkable career spanning 40 years in the regulated utility, financial management and public accounting business sectors.

“It was my great pleasure to serve Unitil’s customers and shareholders and I will be forever grateful to the fantastic and dedicated Unitil employees with whom I served these past 26 years,” Mr. Brock said. “Unitil is a special company, managed by a strong team of professionals and I am leaving the Company in very good hands.”

Mr. Brock joined Unitil in 1995 as Vice President and Controller. Mr. Brock has served Unitil and its operating subsidiaries as Senior Vice President since March 2020, and previously held positions as the Company’s Chief Financial Officer and Treasurer, and Chief Accounting Officer. Prior to joining Unitil, Mr. Brock worked in diversified manufacturing and financial services businesses after completing his public accounting experience at Coopers & Lybrand in Boston, Massachusetts. Mr. Brock is a Certified Public Accountant in the state of New Hampshire.

“I’d like to thank Larry for all he has done during his many years of dedicated service, and for developing the strong team of professionals who will lead the Company into the future. He will be greatly missed after his long and distinguished career at Unitil,” Thomas P. Meissner, Jr., Unitil’s Chairman, CEO and President said. “I wish Larry all the best in his well-deserved retirement.”

About Unitil Corporation

Unitil Corporation provides energy for life by safely and reliably delivering natural gas and electricity in New England. We are committed to the communities we serve and to developing people, business practices, and technologies that lead to the delivery of dependable, more efficient energy. Unitil Corporation is a public utility holding company with operations in Maine, New Hampshire and Massachusetts. Together, Unitil’s operating utilities serve approximately 107,100 electric customers and 85,600 natural gas customers. For more information about our people, technologies, and community involvement please visit www.unitil.com.

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com

For more information please contact:

Todd Diggins – Investor Relations

Phone: 603-773-6504

Email: diggins@unitil.com

Alec O’Meara – Media Relations

Phone: 603-773-6404

Email: omeara@unitil.com

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com